UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 29, 2006

STERIS Corporation

(Exact name of registrant as specified in its charter)

Ohio	1-14643	34-1482024
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5960 Heisley Road, Mentor, Ohio	44060-1834
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (440) 354-2600

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 29, 2006, the Compensation and Corporate Governance Committee of the Board of Directors of STERIS Corporation (the “Company”) approved the STERIS Corporation Deferred Compensation Plan (the “Plan”). The Plan is effective September 1, 2006. Pursuant to the Plan, the Company will provide eligible employees (collectively, the “Participants”), including the Company’s executive officers, the opportunity to defer a specified percentage of their cash compensation. The obligations of the Company under the Plan to pay the deferred compensation in the future in accordance with the terms of the Plan will be unsecured general obligations of the Company and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

The Company reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall adversely affect the right of the Participant to the balance of his or her deferred account as of the date of such amendment or termination. The Company will establish a trust to hold all income, contributions and moneys of any kind at any time received by the trustee in respect of the Plan and such amounts will be held for investment purposes as a commingled trust fund pursuant to the terms of the trust agreement governing the trust. Participants in the Plan have no rights to any assets held in the trust except as general creditors of the Company. Assets in any trust or fund will at all times be subject to the claims of the Company’s general creditors.

The foregoing description of the Plan is qualified in its entirety by reference to the full text of the Plan document and a related adoption agreement, copies of which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1	STERIS Corporation Deferred Compensation Plan Document.

10.2	Adoption Agreement related to STERIS Corporation Deferred Compensation Plan.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STERIS CORPORATION

By	/s/ Laurie Brlas
Laurie Brlas
Senior Vice President and Chief Financial Officer

Date: September 1, 2006

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EXHIBIT INDEX

Exhibit No.	Description
10.1	STERIS Corporation Deferred Compensation Plan Document.

10.2	Adoption Agreement related to STERIS Corporation Deferred Compensation Plan.

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